                                                        EXHIBIT 12

                                          Pro Forma      Pro Forma   Three    Three
                                         Three months      Year     months    months
                                             ended         ended     ended     ended          Year ended December 31,
                                            31-Mar        31-Dec     31-Mar    31-Mar     ------------------------------------
                                             1998          1997       1998      1997      1997     1996     1995     1994    1993
                                             ----          ----       ----      ----      ----     ----     ----     ----    ----
Earnings:
Income (loss) before taxes on income       $  (8.5)      $  11.2    $  (1.9)  $   4.6   $ 26.1   $ 7.9    $(20.0)  $ 10.8  $(58.8)
Minority interest                              -             0.3        -         -        0.3     0.1       0.1      -       -
Fixed charges                                (12.2)        (50.8)      (3.1)     (4.0)   (17.0)  (20.4)    (16.9)   (18.2)  (17.1)
                                           -------       -------    -------   -------   ------   -----    ------   ------  ------
Earnings as adjusted (A)                       3.7          61.7        1.2       8.6     42.8    28.2      (3.2)    29.0    41.5

Fixed charges
 Interest expense net                         10.7          42.8        1.6       2.1      8.5    10.7       8.8     10.0     9.9
 Rents under leases representative
  of an interest factor                        1.5           8.0        1.5       1.5      8.0     8.0       5.9      6.3     5.8
 Interest income                               -             -          -         0.4      0.5     1.7       2.2      1.9     1.4
 Capitalized interest                          0.1           0.9        0.2       0.2      0.9     1.2       1.6      1.0     1.0
                                           -------       -------    -------   -------   ------   -----    ------   ------  ------
Fixed charges as adjusted (B)              $  12.3       $  51.7    $   3.3   $   4.2   $ 17.9   $21.6    $ 18.5   $ 19.2  $ 18.1

Preferred stock dividends                      2.3           9.2        -         -        -       -         -        -       -
                                           -------       -------    -------   -------   ------   -----    ------   ------  ------
Fixed charges including preferred
 stock dividends (C)                       $  14.6       $  60.9      n/a       n/a      n/a      n/a      n/a       n/a     n/a

Ratio of earnings to fixed charges
 (A) divided by (B)                            0.3x          1.2x       0.4x      2.0x     2.4x    1.3x      -        1.5x    -
 Deficiency of earnings to fixed charges   $   8.6       $   -      $   2.1   $   -     $  -     $ -      $ 21.7   $  -    $ 59.6

Ratio of earnings to combined fixed
 charges and preferred stock
 dividends (A) divided by (C)                  0.3x          1.0       n/a       n/a      n/a      n/a      n/a       n/a     n/a
Deficiency of earnings to combined fixed
 charges and preferred stock               $  10.9       $   -         n/a       n/a      n/a      n/a      n/a       n/a     n/a
